UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 18, 2019

vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

4170 Mendenhall Oaks Pkwy High Point, NC 27265 (Address of principal executive offices)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Registered Direct Offering

On March 18, 2019, vTv Therapeutics Inc. (“we”, “us” or the “Company”) entered into a Securities Purchase Agreement  (the “Purchase Agreement”) with certain institutional investors providing for the purchase and sale of 3,636,364 shares of the Company’s Class A common stock, par value $0.01 per share, (the “Common Stock”) at a price of $1.65 per share for aggregate gross proceeds of approximately $6.0 million in a registered direct offering (the “Registered Direct Offering”).

The Purchase Agreement contains customary representations and warranties, conditions to closing, obligations of the parties, and termination provisions. We also agree in the Purchase Agreement to indemnify the investors against certain liabilities.

The shares of Common Stock under the Registered Direct Offering are being offered pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-223269) that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on March 19, 2018. Pursuant to Rule 424(b) under the Securities Act of 1933, the Company will file a prospectus supplement in connection with the Registered Direct Offering.  The Common Stock in the Registered Direct Offering may only be offered by means of a prospectus.  Copies of the prospectus and prospectus supplement can be obtained at the SEC’s website at www.sec.gov.

H.C. Wainwright & Co., LLC (“Wainwright”) is acting as our placement agent on a reasonable best efforts basis with respect to the Registered Direct Offering pursuant to an engagement letter dated February 15, 2019 (the “Engagement Letter”). We have agreed to pay Wainwright a fee equal to 6.5% of the gross proceeds of the offering and, subject to certain limits, to reimburse Wainwright for certain expenses incurred by it.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the form of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Letter Agreement

On March 18, 2019, the Company also entered into a letter agreement (the “Letter Agreement”) with MacAndrews & Forbes Group LLC (the “Investor”) for the Investor’s commitment to purchase, at the Company’s option, exercisable on demand during a one-year period after the date of the Letter Agreement (the “Investment Period”), Common Stock at a per share price of $1.65, which is the same price as the Common Stock under the Registered Direct Offering. The Letter Agreement also permits the Investor to exercise an option to purchase Common Stock at the same price up to three times during the Investment Period. The aggregate amount of Common Stock that may be purchased by the Investor (whether at its or the Company’s option) pursuant to the Letter Agreement is limited to $9.0 million.

The obligation of the Investor to fund and the obligation of the Company to issue shares under the Letter Agreement is subject to the execution of mutually acceptable definitive documentation at the time of a request for funding.

As of March 18, 2019, subsidiaries and affiliates of the Investor held 23,084,267 shares of the Company’s Class B Common Stock and 16,493,653 shares of the Company’s Class A Common Stock. As a result, the Investor’s holdings represent approximately 84.7% of the combined voting power of the Company’s outstanding common stock. Two of the Company’s directors, Steven M. Cohen and Paul G. Savas are also employees of the Investor. The transactions related to the Letter Agreement described above were approved in accordance with the Company’s Related Person Transactions Policy.

The description of the Letter Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report and is incorporated by reference herein.

The Company intends to use the net proceeds from the Registered Direct Offering and the Letter Agreement for working capital and general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above and referenced under Item 1.01 – “Letter Agreement” that relates to the creation of an off-balance sheet financial obligation of the Company is hereby incorporated by reference into this Item 2.03 of this report.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 which is incorporated herein by reference. The Common Stock to be issued to the Investor pursuant to the Letter Agreement will be issued in reliance upon an exemption provided by Regulation D under the Securities Act of 1933.

Item 8.01 Other Events

On March 18, 2019, the Company issued a press release announcing the Registered Direct Offering and the Letter Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The legality opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP is attached hereto as Exhibit 5.1, and is incorporated by reference into this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
10.1	Form of Securities Purchase Agreement, dated as of March 18, 2019 among vTv Therapeutics and the Purchasers
10.2	Letter Agreement, dated March 18, 2019, between vTv Therapeutics Inc. and MacAndrews & Forbes Group, LLC
23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 hereto)
99.1	Press Release dated March 18, 2019, announcing the Registered Direct Offering and the Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer

Dated: March 19, 2019